Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.28

LICENSE AGREEMENT

by and between

Durect Corporation

and

Santen Pharmaceutical Co., Ltd.

Dated

December 11, 2014

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

-i-

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

(Continued)

		Page
7.3	Defense of Third Party Infringement Claims	19
7.4	Enforcement	20
7.5	Patent Marking	21

ARTICLE 8 CONFIDENTIALITY		21
8.1	Confidentiality; Exceptions	21
8.2	Authorized Use and Disclosure	21
8.3	Prior Agreement	22
8.4	Scientific Publications	22
8.5	Publicity	23

ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION		24
9.1	Santen Representations and Warranties	24
9.2	Durect’s Warranties and Covenants	24
9.3	Disclaimer of Warranties	34
9.4	Indemnification	25
9.5	Insurance	25
9.6	LIMITATION OF LIABILITY	26

ARTICLE 10 TERM AND TERMINATION		26
10.1	Term	26
10.2	Termination by Santen	26
10.3	Termination by Durect	27
10.4	Termination by either Party	27
10.5	General Effects of Expiration or Termination	27
10.6	Additional Effects of Certain Terminations due to cause by Santen	28
10.7	Additional Effects of Certain Terminations due to cause by Durect	28
10.8	Termination Press Releases	28
10.9	Additional Effects of Expiration of this Agreement	29

ARTICLE 11 DISPUTE RESOLUTION		29
11.1	Disputes	29
11.2	Arbitration	29
11.3	Injunctive Relief	29

ARTICLE 12 MISCELLANEOUS		30
12.1	Governing Law	30

-ii-

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

(Continued)

-iii-

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is effective as of December 11, 2014 (the “Effective Date”) by and between Durect Corporation, a Delaware company having offices located at 10260 Bubb Road, Cupertino, CA 95014, U.S.A. (“Durect”) and Santen Pharmaceutical Co., Ltd., a Japanese corporation having offices located at 4-20 Ofukacho, Kita-ku, Osaka 530-8552, Japan (“Santen”). Santen and Durect are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”

BACKGROUND

A. The Parties are parties to that certain Feasibility Evaluation Agreement entered into as of [* * *] (as amended, the “Feasibility Evaluation Agreement”) pursuant to which the Parties conducted certain feasibility studies with respect to the Existing Product (as defined below) and Durect granted to Santen certain option rights with respect thereto, all as set forth therein.

B. Durect owns and controls rights in and to certain technologies and compositions related to and comprising its proprietary injectable, non-polymeric, high viscosity liquid carrier known as the SABER® formulation platform technology.

C. Santen desires to obtain a license to develop and commercialize Product (as defined below), and Durect desires to grant Santen such a license, all on the terms and conditions set forth herein below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, Santen and Durect hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the meanings given in this Article 1 when used in this Agreement:

1.1 “Accounting Standards” shall mean (i) with respect to Durect and calculations to be performed by Durect, the generally accepted accounting principles of the United States, and (ii) with respect to Santen and calculations to be performed by Santen, the generally accepted accounting principles in Japan or the International Financial Reporting Standards, in each case (i) and (ii) as consistently applied by such Party throughout its enterprise.

1.2 “Acquiring Entity” shall mean a (i) Third Party that merges or consolidates with or acquires a Party, or to which a Party transfers all or substantially all of its assets to which this Agreement pertains (any such transaction is referred to herein below as a “Subject Transaction”) and (ii) any Affiliate of such Third Party other than those Persons which become Affiliates as a result of the Subject Transaction.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.3 “Active Ingredient” shall mean [* * *].

1.4 “Affiliate” shall mean with respect to either Party, any Person who is controlling, controlled by or under common control with such Party, for so long as such control exists. For purposes of this Section 1.4 only, “control” shall mean (i) direct or indirect ownership of more than fifty percent (50%) (or, if fifty percent (50%) or less, the maximum ownership interest permitted by Applicable Law) of the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) the direct or indirect possession, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.5 “Annual Net Sales” shall mean, with respect to a particular Santen Fiscal Year, all Net Sales of Product for the Field in the Territory during such Santen Fiscal Year.

1.6 “Applicable Laws” shall mean any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any governmental or regulatory authority within the applicable jurisdiction applicable to the Parties’ activities under this Agreement.

1.7 “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, United States or Tokyo, Japan are authorized or required by law to remain closed.

1.8 “Commercialization” shall mean, with respect to a product, any and all processes and activities conducted to establish and maintain sales for such product (including with respect to reimbursement and patient access), including offering for sale, detailing, selling (including launch), marketing (including education and advertising activities), promoting, storing, transporting, distributing, and importing such product, but shall exclude Development of such product. For clarity, Commercialization shall (in the case of Product hereunder, subject to Article 5) include the manufacture of a product in support of the foregoing processes and activities, in each case with respect to such product. “Commercialize” and “Commercializing” shall have their correlative meanings.

1.9 “Commercially Reasonable Efforts” shall mean, with respect to a Party, the efforts and resources normally applied by [* * *].

1.10 “Competing Product” shall mean [* * *]

1.11 “Control” shall mean, with respect to any particular Know-How or a particular Patent, possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Know-How or the particular Patent to the other Party, and to grant and authorize under such Know-How or Patent the right, license or sublicense, as applicable, of the scope granted to such other Party in this Agreement without giving rise to any

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

payment obligation to any Third Party or any violation of the terms of any written agreement with any Third Party. “Controlled” and “Controlling” shall have their correlative meanings. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by Durect for purposes of this Agreement:

(i)	[* * *]; and

(ii)	[* * *].

1.12 “Cover” shall mean, with respect to any subject matter, the manufacture, use, sale, offering for sale, importation, exportation or other exploitation of such subject matter would infringe a claim of a Patent at the time thereof. “Covered” or “Covering” shall have their correlative meanings.

1.13 “Development” shall mean, with respect to a product, any and all processes and activities conducted to obtain Marketing Approvals for such product, including preclinical testing, test method development and stability testing, toxicology, formulation, process development, quality assurance/control development, statistical analysis, clinical studies (including trials for additional indications for a product for which a Marketing Approval has been obtained), quality of life assessments, pharmacoeconomics, post-marketing studies, label expansion studies, regulatory affairs, and further activities relating to development or preparation of such product for Commercialization. For clarity, Development shall (in the case of Product hereunder, subject to Article 5) include the manufacture of any product in support of the foregoing processes and activities, including, to the extent applicable, any packaging, labeling and other finishing activities, quality control and assurance testing, formulation development and other activities performed in support of CMC (chemistry, manufacturing and controls, or equivalent) section of any MAA, in each case with respect to such product. “Develop” and “Developing” shall have their correlative meanings.

1.14 “Drug Master File” shall mean, with respect to [* * *], any and all submission(s) to any Regulatory Authority that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more drugs to support regulatory filings including but not limited to an IND, NDA, an export application, or amendments and supplements to any of these.

1.15 “Durect Costs” shall mean [* * *].

1.16 “Durect Technology” shall mean the Durect Know-How and Durect Patents. For avoidance of doubt, [* * *].

1.17 “Durect Know-How” shall mean [* * *].

1.18 “Durect Patents” shall mean [* * *].

1.19 “Existing Product” shall mean [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.20 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.

1.21 “Field” shall mean the treatment, mitigation or preventions of diseases, disorders or conditions of the eye.

1.22 “Generic Product” shall mean, [* * *].

1.23 “IND” shall mean an Investigational New Drug Application, as described in the FDA regulations, 21 CFR §312.23, including all amendments and supplements thereto, or similar applications (i.e., a filing that must be made prior to commencing clinical testing of a pharmaceutical product in human subjects) filed with a Regulatory Authority in any other jurisdiction.

1.24 “Joint Patent” shall mean [* * *].

1.25 “Know-How” shall mean any and all information and materials, which is not generally known, comprising (i) ideas, discoveries, inventions (including Patent and legal data or descriptions (to the extent that disclosure thereof would not result in loss or waiver of privilege or similar protection)), improvements or trade secrets, (ii) research and development data, such as medicinal chemistry data, preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), analytical and quality control data and stability data, in each case together with supporting data, (iii) databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, (iv) techniques, processes, manufacturing information, and (v) research materials, reagents and compositions of matter.

1.26 “MAA” (Marketing Approval Application) shall mean a new drug application filed with the FDA as more fully defined in 21 C.F.R. §314.50 et. seq., or similar application or submission filed with or submitted to any Regulatory Authority to obtain permission to commence marketing and sales of a product in any particular jurisdiction.

1.27 “Major Market” shall mean [* * *].

1.28 “Market Launch” shall mean, with respect to a particular country, the date on which [* * *]. For the avoidance of doubt, [* * *].

1.29 “Marketing Approval” shall mean, with respect to a product in a particular jurisdiction, approval or other permission by the applicable Regulatory Authority sufficient to initiate marketing and sales of such product in such jurisdiction. “Marketing Approval” includes pricing approval where such pricing approval is (i) required to initiate marketing and sales of such product in such jurisdiction, or (ii) typically obtained by pharmaceutical companies prior to Market Launch. For clarity, Marketing Approval with respect to the United States shall not include pricing approval.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.30 “NDA” shall mean a new drug application, including all amendments and supplements thereto, filed with the Regulatory Authority in Japan to obtain Marketing Approval of a Product in Japan, or the equivalent application filed with any other Regulatory Authorities in any other countries or legal jurisdictions in the Territory to obtain Marketing Approval for a Product in such country or other legal jurisdiction.

1.31 “Net Sales” shall mean gross sales of Santen, its Affiliates and Sublicensees (each, a “Selling Party”) of Product to Third Parties less the following:

(i) actual bad debts related to Product;

(ii) normal and customary trade, quantity and cash discounts and any other adjustments, including granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or distributors, buying groups, health care insurance carriers or other institutions, adjustments arising from consumer discount programs, in each case actually allowed and taken by a Third Party with respect to sales of Product;

(iii) any payment in respect of sales of Product to any government (including any agency or department thereof) or with respect to any government-subsidized program or managed care organization;

(iv) sales taxes or similar taxes, including duties or other governmental charges imposed on the sale of the Product to a Third Party (including value added taxes or other governmental charges otherwise measured by the billing amount, but excluding any taxes imposed on or measured by the net income or profits of the Selling Party), not reimbursable, refundable or creditable to the Selling Party; and

(v) prepaid freight, insurance and handling fees actually invoiced (to the extent that the Selling Party actually incurs the cost of freight, insurance and handling fees for Product and are not reimbursable, refundable or creditable to the Selling Party), in each case as determined from books and records of the Selling Party maintained in accordance with the applicable Accounting Standards. Sales of Product between or among Santen, its Affiliates and Sublicensees shall be excluded from the computation of Net Sales if such sales are not intended for end use. If a sale, transfer or other disposition with respect to the Product involves consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition shall be the arm’s length fair market value, which generally will mean the Selling Party’s average sales price for the calendar quarter in the country where such sale took place.

For purposes of this definition of “Net Sales”, [* * *].

1.32 “Non-Product Patent” shall mean any Durect Patent that is not a Product-Patent.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.33 “Patent” shall mean any of the following, whether existing now or in the future anywhere in the world: (i) any issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, reexamination, renewal or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including any continuation, divisional, substitution, continuations-in-part, provisional and converted provisional applications.

1.34 “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.35 “Phase 1 Clinical Trial” shall mean any human clinical trial conducted in any country that generally provides for the first introduction into humans of a pharmaceutical product with the primary purpose of which is preliminary determination of safety, metabolism and pharmacokinetic properties and clinical pharmacology of such pharmaceutical product in healthy patients, or otherwise generally consistent with 21 C.F.R. §312.21(a).

1.36 “Phase 2 Clinical Trial” shall mean any human clinical trial conducted in any country that is designed (i) to establish the safety and biological activity of a pharmaceutical product for its intended use, (ii) to define warnings, precautions and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, or (iii) to support a Phase 3 Clinical Trial, or otherwise generally consistent with U.S. 21 C.F.R. §312.21(b).

1.37 “Phase 3 Clinical Trial” shall mean any human clinical trial conducted in any country that is designed that, if the defined end-points are met, is intended to establish efficacy of a pharmaceutical product in patients with the indication being studied for purposes of filing a MAA or otherwise be a pivotal trial for obtaining a Marketing Approval or label expansion for such pharmaceutical product, or otherwise generally consistent with 21 C.F.R. §312.21(c).

1.38 “Product” shall mean:

(i) any pharmaceutical product incorporating (A) [* * *] and (B) the SABER® Formulation Platform; or

(ii) any Existing Product,

[* * *]

1.39 “Prosecution and Maintenance” shall mean, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues, requests for term extensions and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent; and “Prosecute and Maintain” shall have the correlative meaning.

1.40 “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the Development, Commercialization or other use or exploitation (including the granting of Marketing Approvals) of Product in any jurisdiction, including the FDA, European Medicines Agency, and the Ministry of Health, Labor and Welfare in Japan.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.41 “Regulatory Filing” shall mean any filing or application with any Regulatory Authority, including INDs, MAAs and authorization, approvals or clearances arising from the foregoing, including Marketing Approvals and any related pricing approvals, and all correspondence with the FDA or other relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the FDA or other relevant Regulatory Authority, in each case with respect to Product.

1.42 “SABER® Formulation Platform” shall mean, Durect’s or its Affiliate’s proprietary [* * *] injectable non-polymeric, high viscosity liquid carrier system [* * *] for imparting controlled release to active ingredients.

1.43 “Santen Fiscal Year” shall mean each successive twelve (12) months period commencing on April 1 and ending on March 31.

1.44 “Santen Technology” shall mean any and all (i) Patents listed on Exhibit 1.45, and (ii) Know-How, owned or controlled by Santen or its Affiliates or Sublicensees that relates to the Active Ingredient.

1.45 “Sublicensee” shall mean any entity to whom Santen has directly or indirectly through Santen’s Affiliate granted the right to (i) make and sell Product or (ii) sell Product, [* * *]. [* * *]

1.46 “Territory” shall mean all of the countries and territories in the world.

1.47 “Third Party” shall mean any Person other than Santen, Durect or their respective Affiliates.

1.48 “Third Party Supplier” shall mean a contract manufacturer engaged for manufacturing Product by a Party under the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed.

1.49 “Valid Claim” shall mean a claim of any issued and unexpired patent, [* * *].

1.50 Additional Definitions. Each of the following definitions shall have the meanings defined in the corresponding sections of this Agreement indicated below:

Definitions	Section
Agreement	Preamble
Agreement Wind-Down Period	10.6.1
Bankruptcy Laws	12.3
Basic Royalty Rate	6.3
Chairperson	2.1.3
Challenge	10.3.1
Commercialization Milestone Event	6.2.2
Commercialization Milestone Payment	6.2.2
Commercialize or Commercializing	1.8
[* * *]	[* * *]
Confidential Information	8.1
[* * *]	[* * *]
Controlled or Controlling	1.11
Covered or Covering	1.12
CRO	8.2
Defending Party	7.3
Develop or Developing	1.13
Development Milestone Event	6.2.1
Development Milestone Payment	6.2.1
Development Plan	4.2.1(a)
Dollars or $	6.4
Durect	Preamble
Durect Development Responsibilities	4.2.3
Durect Indemnitees	9.4.2
[* * *]	[* * *]
Durect Trademark	4.3.2(b)

Definitions	Section
Durect’s Other Licensees	4.2.4
Effective Date	Preamble
Enforcement Action	7.4.2
Enforcing Party	7.4.4
Feasibility Evaluation Agreement	Background
ICC	11.2
Indemnify	9.4.1
JDC	2.1.1
[* * *]	[* * *]
Losses	9.4.1
Net Licensing Fees	4.2.4
Original Payment	6.5
out of pocket costs and expenses	4.2.4
Party or Parties	Preamble
Product Trademark	4.3.2(a)
Prosecute and Maintain	1.39
Royalty Term	6.3.2
Santen	Preamble
Santen Indemnitees	9.4.1
[* * *]	[* * *]
Selling Party	1.31
Specific Affiliate	4.2.4
Subject Transaction	1.2
Term	10.1
Third-Party Claim	9.4.1

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.51 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” shall mean a calendar day or year unless otherwise specified; (iii) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits; (v) provisions that require that a Party, the Parties or the JDC “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vi) words of any gender include the other gender; (vii) words using the singular or plural number also include the plural or singular number, respectively; (viii) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (ix) neither Party or its Affiliates shall be deemed to be acting “on behalf of” the other Party hereunder.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 2

GOVERNANCE

2.1 Joint Development Committee.

2.1.1 Establishment. [* * *] after the Effective Date, Santen and Durect shall establish a joint development committee (the “JDC”) to oversee, review and coordinate the activities of the Parties with respect to the material Development of Product for the Field in the Territory and serve as a forum for the exchange and discussion of information with respect thereto.

2.1.2 Responsibilities. The JDC shall be responsible for: (i) overseeing, reviewing and monitoring the Parties’ activities under this Agreement; (ii) facilitating access to and the exchange of information between the Parties related to the Development of Product; (iii) establishing, reviewing and commenting on the Development Plan and any amendment thereto (including as provided in Section 4.2.1(a)); and (iv) undertaking or approving such other matters as are specifically provided for the JDC under this Agreement.

2.1.3 Membership. The JDC shall be comprised of an equal number of representatives from each of Durect and Santen and unless otherwise agreed such number shall be three (3) employees from each Durect and Santen. Either Party may replace its respective JDC representatives at any time with prior notice to the other Party, provided that such replacement is of comparable authority and scope of functional responsibility within that Party’s organization as the individual he or she is replacing. [* * *]as the Chairperson for the JDC (the “Chairperson”), and [* * *]. The Chairperson of the JDC shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting (any such agenda will include every matter requested by either Party), and preparing minutes of each meeting within thirty (30) days thereafter.

2.1.4 Termination. During the Term, Durect shall have the right to terminate the JDC by providing thirty (30) days prior written notice to Santen. During such thirty (30) day period, the Parties will discuss and agree on a mechanism for handling matters that were previously within the scope of the JDC’s responsibilities. Santen shall have the right to terminate the JDC by providing thirty (30) days prior written notice to Durect [* * *].

2.2 Meetings. The details of JDC activities, including frequency of JDC meetings, shall be discussed and agreed between the Parties in good faith on an ongoing basis as the Development activities with respect to Product progress. However, unless the Parties agree otherwise, the JDC shall hold meetings (either in person or by teleconference) at least [* * *] prior to the initiation of [* * *], and thereafter, the JDC shall meet at least [* * *]. Each Party shall bear its own costs associated with its representatives attending such meetings. As appropriate, other employees of the Parties may attend JDC meetings as observers, but no Third Party personnel may attend unless otherwise agreed by the Parties, in which case such personnel shall be subject to written confidentiality obligations consistent with Article 8. Each Party may also call for special meetings to resolve particular matters requested by such Party.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

2.3 Decision Making. Decisions of the JDC shall be made by consensus of the members present in person or by other means (e.g., teleconference) at any meeting, with at least one (1) representative from each Party participating in making each such decision and each Party will ensure that its member(s) participating in any such meeting may effectuate any decisions. The members of the JDC shall at all times use good faith efforts to reach consensus on matters properly before to the JDC; however, in the event that the JDC is unable to reach consensus with respect to a particular matter despite such good faith efforts, then either Party may, by written notice to the other, refer the matter to the senior officers of the Parties for resolution by good faith discussions for a period of at least [* * *]. In the event that the senior officers of the Parties are unable to reach agreement with respect to such matter within such [* * *], then either Party may, by written notice to the other, refer the matter to the chief executive officers (or their executive level designees) of the Parties for resolution by good faith discussions for a period of at least [* * *] [* * *]. In the event that the chief executive officers (or such designees) of the Parties are unable to reach agreement with respect to such matter within such [* * *], then Santen shall have the final decision-making authority, [* * *]. Notwithstanding anything herein to the contrary, the JDC shall not have any authority to amend, modify or waive compliance with any term or condition of this Agreement or require that Durect incurs any expense or perform any activity not specifically provided in this Agreement.

2.4 Day-to-Day Responsibilities. Each Party shall: (i) be responsible for day-to-day implementation and operation of the activities hereunder for which it has or is otherwise assigned responsibility under this Agreement, provided that such implementation is not inconsistent with the express terms of this Agreement or the decisions of the JDC within the scope of their authority specified herein; and (ii) keep the other Party informed as to the progress of such activities as reasonably requested by the other Party and as otherwise determined by the JDC.

ARTICLE 3

LICENSES AND EXCLUSIVITY

3.1 License Grant.

3.1.1 License to Product. Subject to the terms and conditions of this Agreement (including Article 5), Durect hereby grants to Santen, an exclusive license (even as to Durect) under the Durect Technology to research, Develop, have Developed, make, have made, use, have used, market, distribute, import, export, lease, sell and offer for sale, promote, sell and have sold Product, in each case for use in the Field in the Territory. Santen shall have the right to exercise such license through its Affiliates, provided that Santen shall be responsible for the failure by its Affiliates to comply with, and Santen guarantees the compliance by each such Affiliate with, the terms of this Agreement including all relevant restrictions, limitations and obligations.

3.1.2 Sublicenses. The license under Section 3.1.1 includes the right to grant sublicenses within the scope thereof to Third Parties on a country-by-country basis, [* * *] subject to the following:

(a) Durect’s prior written approval, not to be unreasonably withheld, conditioned or delayed, provided that no such approval shall be required for a sublicense to an Affiliate. For clarity, [* * *];

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b) any sublicense granted under Section 3.1.2 shall expressly exclude the right for any non-Affiliate Sublicensee to grant any further sublicenses, including to its Affiliates, without prior written consent of Durect; [* * *];

(c) Santen shall promptly notify Durect of the grant of each sublicense and provide Durect a copy of the final executed sublicense agreement, redacted for information that is not necessary to disclose to ensure compliance with this Agreement; and

(d) Santen shall be responsible for the failure by its Sublicensees (including such Sublicensees’ Affiliates to which further sublicense was granted by such Sublicensee) and distributors, wholesalers and resellers with which Santen has direct contractual privity to comply with, and Santen guarantees the compliance by each of its Sublicensees(including such Sublicensees’ Affiliates to which further sublicense was granted by such Sublicensee) and distributors, wholesalers and resellers with which Santen has direct contractual privity with, the terms of this Agreement including all relevant restrictions, limitations and obligations.

3.1.3 Retained Rights. Notwithstanding anything herein to the contrary, Durect hereby retains all rights and licenses under the Durect Technology to conduct such activities assigned to it under this Agreement or that it otherwise has the right to conduct under this Agreement including the Durect Development Responsibilities and those manufacturing activities conducted pursuant to Article 5.

3.2 No Other Rights. Each Party acknowledges that the rights and licenses granted under this Article 3 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted, whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to Know-How, Patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

3.3 [* * *].

3.4 [* * *]. [* * *].

ARTICLE 4

DEVELOPMENT AND COMMERCIALIZATION OF PRODUCT

4.1 Know-How Transfer. Promptly after the execution of this Agreement, Durect shall transfer [* * *] copies of Durect Know-How to Santen. [* * *]

4.2 Development.

4.2.1 General. Santen, directly or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop and Commercialize Product [* * *] in the Territory. Except for the Durect Development Responsibilities, Santen shall take the lead and be responsible for conducting the Development activities, including clinical trials, as may be reasonably necessary to expeditiously obtain Marketing Approvals for Product for the Field in the Territory, all in accordance with the Development Plan. It is understood and agreed that, as between the Parties, all Development efforts for Product for the Field in the Territory shall be [* * *] unless otherwise agreed in writing by the Parties.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(a) Development Plan. A high-level development plan is attached hereto as Exhibit 4.2.1 setting forth the general activities to be conducted under this Agreement to obtain Marketing Approvals for the Product [* * *] (such Development plan, as may be updated from time to time [* * *], is hereinafter referred to as “Development Plan”). The Development Plan shall also include the plan of Durect Development Responsibilities and the Durect Costs. The Development Plan will at all times reflect Santen’s best estimate of the activities necessary to obtain Marketing Approvals [* * *] necessary to bring Product, to the market as soon as practicable, taking into consideration good development principles (including patient safety). [* * *].

(b) Without limiting the foregoing, after the establishment of the JDC, a more detailed Development Plan for Product for each Major Market consistent with the plan attached hereto as Exhibit 4.2.1 will be discussed [* * *] between the Parties through the JDC.

4.2.2 Development Due Diligence. Each Party shall, and shall cause its respective Affiliates to, and shall use Commercially Reasonable Efforts to [* * *].

4.2.3 Durect Development Responsibilities. Durect shall use Commercially Reasonable Efforts to conduct,[* * *] the following activities (“Durect Development Responsibilities”) in accordance with the Development Plan: [* * *] The Durect Costs shall be borne by [* * *] pursuant to the Development Plan, provided however that if there will be any additional Durect Costs such additional Durect Costs shall be borne by [* * *] subject to [* * *]. Any invoice [* * *] shall be accompanied by the breakdown of such costs and expenses and reasonable documentation. For clarity, [* * *].

4.2.4 Development Data and Regulatory Filings. Durect shall, through the JDC, keep Santen appropriately and routinely informed regarding progress with respect to the performance of activities pursuant to the Development Plan, including all the study results and conclusions generated therefrom, and provide Santen access to and copies of all data generated from the performance of the Development Plan, including non-clinical and CMC reports with respect to the Product or the Durect Technology. Santen shall, through the JDC, keep Durect appropriately and routinely informed regarding progress with respect to the performance of activities pursuant to the Development Plan. Notwithstanding any provisions hereof (except as provided in Article 7 or Article 10), [* * *].

Santen shall provide to Durect one (1) paper copy or electronic file of:

[* * *]

For clarity, [* * *].

For purposes of this Section 4.2.4, the contents of [* * *] shall be determined per International Conference on Harmonisation guidelines.

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.3 Commercialization.

4.3.1 General. Santen, directly or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Commercialize Product [* * *]. Without limiting the foregoing, Santen agrees [* * *]. It is understood and agreed that, as between the Parties, all Commercialization efforts with respect to Product for the Field in the Territory shall be at the sole expense of Santen.

4.3.2 Trademarks.

(a) Santen shall have the right to select Product names and all trademarks used in connection with the Commercialization of Product including special promotional or advertising taglines, in each case for the Field in the Territory (each such trademark specific to Product and including all goodwill associated therewith, and all applications, registrations, extensions and renewals relating thereto, shall be referred to as a “Product Trademark”). Santen shall be the exclusive owner of Product Trademarks, and shall use Commercially Reasonable Efforts to register and maintain, at its expense, such Product Trademarks as shall be used for Commercialization of Product for the Field in the Territory. All goodwill arising from any use of Product Trademark under this Agreement shall inure to the benefit of Santen.

(b) To the extent permitted by Applicable Law, at Durect’s reasonable advance election, the labels and packaging of Product and promotional materials for Product shall include text identifying Durect as the licensor of Product and a Durect trademark exemplified in Exhibit 4.3 (collectively “Durect Trademark”) to be placed in a size and location reasonably agreed to in writing by the Parties; provided that in the event the placement of such text or Durect Trademark is not practicable due to space limit in Product label or packaging, the Parties shall discuss in good faith a reasonable alternative arrangement. When the Durect Trademark described on the said labels or packaging of Product or promotional materials for Product is requested to be changed by Durect or Regulatory Authorities due to a reasonable reason such as its corporate name change, Santen will change the design of the Durect Trademark on labels or packaging of Product or promotional materials for Product at Durect’s cost. Subject to the foregoing, Durect hereby grants to Santen, its Affiliates and Sublicensees a limited right to use the Durect Trademark solely in connection with the sale and marketing of Product for the Field in the Territory in accordance with this Agreement. Santen, its Affiliates and Sublicensees shall follow Durect’s reasonable instructions and guidelines with respect to the use of any Durect Trademark. Santen acknowledges that, as between the Parties, Durect retains sole ownership of Durect Trademark, including registrations and applications therefor and all the goodwill associated therewith. Santen, its Affiliates and Sublicensees shall not challenge Durect’s ownership of, or the validity of, Durect Trademark during the term of this Agreement, and shall execute any documents that are reasonably required by Durect to confirm Durect’s ownership of Durect Trademark. All goodwill arising from any use of Durect Trademark under this Agreement shall inure to the benefit of Durect.

4.4 Regulatory Matters. Subject to Section 5.1.2, Santen, its Affiliates or Sublicensees shall control and be solely responsible for, at its expense, filing, obtaining and maintaining all regulatory approvals (including Marketing Approvals) for Development and Commercialization of Product for the Field in the Territory and [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.5 Reporting. Without limiting any other provisions of this Agreement, Santen shall keep Durect reasonably informed through the JDC (or if the JDC is terminated, directly) as to the progress of its activities with respect to the Development of Product [* * *] under Section 4.2.1(a) [* * *]. In addition, Santen shall promptly notify Durect if it anticipates or there are material deviations from the then-current Development Plan or the development diligence requirement, and [* * *].

ARTICLE 5

SUPPLY

5.1 Development Supply.

5.1.1 General. If requested by Santen, Durect shall, itself or through one or more Third Party Supplier, such Third Party Supplier is bound by a written agreement that is consistent with the terms and conditions of this Agreement including intellectual property ownership and confidentiality provisions consistent with those set forth in Article 7 and Article 8 and Durect shall be responsible for act or omission of such Third Party Supplier, use Commercially Reasonable Efforts to supply to Santen, its Affiliates and its Sublicensees pursuant to the terms and conditions of this Article 5, but subject to Section 4.2.3(iv), [* * *]. Durect acknowledges and agrees that some of the Products manufactured by Durect or its Third Party Supplier for Development may be commercially salable after obtaining the Marketing Approval as permitted by applicable laws and regulations and Santen may commercially sell such Products provided that [* * *].

5.1.2 Drug Master File. Durect shall either (i) file and maintain, and allow Santen (or Affiliates or Sublicensees, as applicable) to refer to Drug Master File with respect to [* * *] in each country of the Territory where Santen Develops and/or Commercialize the Product, or (ii) in each country of the Territory where Durect has not filed or maintained a Drug Master File with respect to [* * *].

5.1.3 Price. The price for the clinical or other Development supply of Product pursuant to this Article 5 shall be [* * *].

5.1.4 Representations and Warranties. Durect warrants that Product supplied pursuant to this Section 5.1 shall, at the time of delivery [* * *]. For clarity, the foregoing warranty does not apply to any non-conformity, damage or harm to Product caused by or otherwise related to improper storage, handling, transportation, or usage occurring after delivery by Durect to Santen or its designated carrier. Assuming payment in full of amounts due to Durect for the particular Order of Product by Santen, Durect further warrants that title to such Product supplied pursuant to this Section 5.1 will pass to Santen free and clear of any security interest, lien, or other similar encumbrance.

5.1.5 Nonconformity. Within [* * *] following receipt of each delivery of Product supplied under this Section 5.1, Santen [* * *] shall conduct an inspection of Product and may reject such quantities of Product on the grounds that such quantities fail to conform [* * *]. Santen shall notify Durect in writing within such [* * *] period [* * *] [* * *] following receipt of each delivery of Product supplied under this Section 5.1 if Product fails to conform [* * *], and, to the extent such Product are non-conforming (as reasonably verified by Durect [* * *]), Durect shall [* * *]. Upon request from Durect, Santen shall return any properly rejected Product in accordance with Durect’s instructions, [* * *]. Durect may use such rejected Product for the purpose of figuring out the cause of the non-conformity.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

5.2 Commercial Supply.

5.2.1 Product. [* * *], Durect shall negotiate with Santen, its Affiliates or Sublicensees, as the case may be, in good faith and enter into a supply agreement for the Products together with a quality assurance agreement pursuant to which Durect would, itself or through one or more Third Party Suppliers, [* * *] supply to Santen, its Affiliates or its Sublicensees and Santen, its Affiliates or its Sublicensees would purchase such Product.

5.2.2 [* * *].

5.3 Manufacture of Product by Santen or Third Party Supplier, Technology Transfer.

5.3.1 [* * *]. [* * *]

5.3.2 [* * *]. [* * *]

5.3.3 Conditions on Third Party Supplier. Any such Third Party Supplier shall be bound by a written agreement with Santen that:

(i) is consistent with the terms of this Agreement, including intellectual property ownership and confidentiality provisions consistent with those set forth in Article 7 and Article 8, and

(ii) provides that Santen shall have the right to visit and inspect the Third Party Supplier’s facilities for an audit prior to final selection of such Third Party Supplier and thereafter at least once per calendar year.

5.3.4 Inspection Rights. Santen shall:

(a) allow [* * *] Durect to accompany Santen on one audit prior to final selection of such Third Party Supplier, and

(b) consider in good faith any reasonable request by Durect (i) to schedule any such audit, and (ii) to attend [* * *] audits of such Third Party Supplier [* * *].

5.3.5 [* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 6

PAYMENTS

6.1 Upfront License Fee. Upon execution of this Agreement, Santen shall pay to Durect the amount of Two Million Dollars ($2,000,000). Such amount shall be non-refundable, and shall not be creditable against any other amount due hereunder. Such amount shall be paid by Santen to Durect within [* * *] of the Effective Date, subject to provision by Durect to Santen of necessary documents to be submitted to the Japan Tax Office for tax relief.

6.2 Milestone Payments.

6.2.1 Development Milestones. Santen shall pay to Durect the amounts set forth in the following table (each, a “Development Milestone Payment”) upon [* * *] (each, a “Development Milestone Event”):

Development Milestone Event	Development Milestone Payment
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

[* * *]

6.2.2 Commercialization Milestones. Santen shall pay to Durect the amounts set forth in the following table (each, a “Commercialization Milestone Payment”), including where applicable upon [* * *] (each, a “Commercialization Milestone Event”):

Commercialization Milestone Event	Commercialization Milestone Payment
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.2.3 Payment Terms. The Development Milestone Payments set forth in Section 6.2.1 shall each be due and payable to Durect within [* * *] of the achievement of the corresponding Development Milestone Event set forth above. Santen agrees to promptly notify Durect of its achievement of each Development Milestone Event. Santen shall notify Durect in writing of achievement of each Commercialization Milestone Event within [* * *] and pay the corresponding Commercialization Milestone Payment at the time of providing such notice. For clarity, all milestone payments under this Section 6.2 shall be non-refundable and non-creditable.

6.3 Royalty Payments. Santen shall pay the applicable royalty rate on a country-by-country basis [* * *].

Portion of Territory-wide Annual Net Sales of Products	[* * *]	[* * *]	[* * *] Royalty Rate
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]

6.3.1 Reduced Royalty Payments. Notwithstanding the above, in the event that one of the following events described in the table below happens [* * *], Santen’s Royalty Rate payable to Durect shall be reduced as set forth in the table below:

Event	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]

6.3.2 Royalty Term. On a country-by-country basis, Santen’s royalty obligation shall commence on the Market Launch of each Product in such country by Santen or its Affiliate and continue until [* * *] (the “Royalty Term”).

6.3.3 Royalty Stacking. If, during the Royalty Term, Santen enters into a license under or acquires any Patent right of a Third Party that is necessary for Santen, its Affiliates or Sublicensees to exploit the Durect Technology with respect to the Development and Commercialization of Product in the Field in any country of the Territory, then, (i) [* * *]shall be responsible for paying to such Third Party any royalties or other payments due to such Third Party in respect thereof, provided that [* * *]shall be responsible for any payments due to [* * *] licensors, if any; and (ii) [* * *]. [* * *]

6.3.4 Payment/Reports. All payments under this Section 6.3 shall be due and payable within [* * *] after the last day (the last day exclusive) of the calendar quarter during which the corresponding Net Sales are recognized (including with respect to Sublicensees). Together with any such payment, Santen shall deliver a report in a form set forth in Exhibit 6.3.4 specifying on a country-by-country basis: [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.3.5 Non-Monetary Consideration for Sale. In the event that Santen, its Affiliates and Sublicensees accepts any non-monetary consideration for the sale of Product [* * *], provided that the use by Santen, its Affiliates and Sublicensees of a customary and reasonable amount of Product for promotional sampling, compassionate use or donations shall be deemed to have been sold at no cost and no Net Sales shall accrue in such cases.

6.4 Payment Method. All payments due under this Agreement to Durect shall be made by bank wire transfer in immediately available funds to an account of Durect designated by Durect. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “Dollars” shall refer to United States dollars. Except as otherwise provided herein, all payments due to either Party under this Agreement shall be due and payable within [* * *] of the date of invoice from the other Party.

6.5 Taxes. Each Party will be responsible for all taxes, fees, duties, levies or similar amounts imposed on its income, assets, capital, employment, personnel, and right or license to do business. Except as otherwise stated, each Party will be responsible for its own sales tax, use tax, excise tax, value added tax (VAT), goods and services tax (GST), consumption tax, and similar taxes based upon its own activities under this Agreement. The Parties shall use reasonable and legal efforts to reduce or optimize tax withholding, to the extent permitted by Applicable Law, on payments made pursuant to this Agreement. Each Party agrees to cooperate in good faith to provide the other Party with such documents and certifications as are reasonably necessary to enable such other Party to minimize any withholding tax obligations or liabilities or to avoid any double taxation. [* * *]. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any Applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

6.6 Inspection of Records. Santen shall, and shall cause its Affiliates and Sublicensees to, keep full and accurate books and records setting forth [* * *]. Santen shall permit Durect, by independent qualified public accountants engaged by Durect and reasonably acceptable to Santen, to examine such books and records at any reasonable time, but not later than [* * *] following the rendering of any corresponding reports, accountings and payments pursuant to this Article 6. The foregoing right of review may be exercised during normal business hours agreed by Santen and [* * *]. Such accountants may be required by Santen to enter into a reasonably acceptable confidentiality agreement with Santen, its Affiliate and/or Sublicensee. The opinion of said independent accountants regarding such reports, accountings and payments shall be binding on the Parties other than in the case of clear error. Durect shall bear the cost of any such examination and review; provided that if the inspection and audit shows an underpayment of more than [* * *], then Santen shall promptly reimburse Durect for all costs incurred in connection with such examination and review. Santen shall promptly pay to Durect the amount of any underpayment revealed by an examination and review. [* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.7 Late Payment. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of (i) [* * *] or (ii) [* * *]. This Section 6.7 shall in no way limit any other remedies available to either Party.

6.8 Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the same exchange rates used by Santen for its own public financial reporting purposes, or if none is used, then the average of the buying and selling rates on [* * *].

ARTICLE 7

INTELLECTUAL PROPERTY

7.1 General.

7.1.1 Ownership of Inventions. As between the Parties, all right, title and interest to invention and other subject matter made or otherwise developed in the course of performing activities under this Agreement by or on behalf of either Party or by an Affiliate or Sublicensee of Santen shall be owned as follows:

[* * *]

Each Party shall promptly notify the other Party of any such invention (i.e., as described in (i), (ii) or (iii) above) made by itself or its Affiliates, Sublicensees, Third Party Suppliers or Contractors.

7.1.2 [* * *]. [* * *].

7.1.3 Negotiation. [* * *].

7.2 Patent Prosecution.

7.2.1 Durect Patents. Subject to Sections 7.2.2 and 7.2.3, Durect shall control the Prosecution and Maintenance of all Durect Patents [* * *].

7.2.2 Cooperation and Back-Up Rights. [* * *].

7.2.3 Patents Claiming [* * *]. During the Term, Patents claiming [* * *] that are necessary or useful for the Development and Commercialization of Product shall be deemed [* * *] Patents and the Prosecution and Maintenance thereof shall be subject to Sections 7.2.1 and 7.2.2 above. Subject to the foregoing, as between the Parties, [* * *].

7.2.4 Joint Patents. [* * *].

7.3 Defense of Third Party Infringement Claims. If Product becomes the subject of a Third Party’s claim or assertion of infringement of a Patent relating to the manufacture, use, sale, offer for sale or importation of Product for the Field in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. [* * *] shall have the right to defend [* * *] against a suit that names [* * *] as a defendant (the “Defending Party”). Neither Party shall enter into any settlement of any claim described in this Section 7.3 that adversely affects the other Party’s rights or interests without such other Party’s written consent, [* * *]. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

7.4 Enforcement.

7.4.1 Notice. Subject to the provisions of this Section 7.4, in the event that either Party reasonably believes that any Durect Patent is being infringed by a Third Party or is subject to a declaratory judgment action arising from such infringement, such Party shall promptly notify the other Party.

7.4.2 Joint Patents in the Field. As between the Parties, [* * *] shall have the initial right (but not the obligation) to initiate and control any enforcement action or defend any declaratory judgment action in the Field (each, an “Enforcement Action”) with respect to any infringement of any Joint Patent, at [* * *] expense. In the event that [* * *] or its designee fails to commence an Enforcement Action with respect to any infringement of any Joint Patent in the Territory within [* * *] days of a request by [* * *] to do so, [* * *] or its designee may commence an Enforcement Action with respect to such infringement at [* * *] expense, [* * *]. [* * *] shall have the right to join [* * *] as a party in any such action if necessary to bring and maintain such action.

7.4.3 Durect Patents / Joint Patents outside the Field. As between the Parties, [* * *] shall have the initial right (but not the obligation) to initiate and control any Enforcement Action with respect to any infringement of [* * *], in each case of[* * *], at [* * *] expense. In the event that [* * *]or its designee fails to commence an Enforcement Action with respect to any infringement of any [* * *] Patent in the Territory, in each case within [* * *] of a request by [* * *] to do so and [* * *]demonstrates with reasonable evidence that such infringement of [* * *] Patent has or is likely to have a commercially material adverse impact on [* * *], [* * *] or its designee may commence in each case an Enforcement Action with respect to [* * *] at [* * *] expense, [* * *]. [* * *]shall have the right to join [* * *] as a party in any such action if necessary to bring and maintain such action.

7.4.4 Cooperation. The Party commencing, controlling or defending any such Enforcement Action under this Section 7.4 (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice [* * *]. In any event, the other Party shall reasonably cooperate with the Enforcing Party, including providing information and materials, [* * *]. The Enforcing Party shall also have the right to control settlement of such Enforcement Action; provided, however, no settlement shall be entered into without the consent of the other Party if such settlement would adversely affect the rights or interests of the other Party. In the case of enforcement of Joint Patents, the Enforcing Party shall have the right to join the other Party as a party in any such action if necessary to bring and maintain such action, at the Enforcing Party’s expense.

7.4.5 Recoveries. Any recovery received as a result of any Enforcement Action to enforce any Durect Patent or Joint Patent pursuant to this Section 7.4 shall be used first to reimburse the Party who bears documented, out-of-pocket costs and expenses (including court, attorneys’ and

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

professional fees) incurred in connection with such Enforcement Action, provided that if the Enforcing Party is [* * *], [* * *] shall be reimbursed [* * *] of such out-of-pocket costs and expenses, and the remainder of the recovery shall be shared as follows: [* * *] of such recovery shall be paid to the Enforcing Party and [* * *] of such recovery shall be paid to the other Party; provided that [* * *].

7.5 Patent Marking. Santen shall mark (or cause to be marked) Product marketed and sold hereunder with appropriate Durect Patent numbers or indicia at Durect’s request [* * *].

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information or materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not be deemed to include information or materials to the extent that it can be established by written documentation by the receiving Party that such information or material:

8.1.1 was already known to or possessed by the receiving Party without any obligation of confidentiality, at the time of its disclosure to the receiving Party hereunder;

8.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party hereunder;

8.1.3 became generally available to the public or otherwise part of the public domain after its disclosure hereunder other than through any act or omission of the receiving Party in breach of this Agreement;

8.1.4 was independently developed by the receiving Party (including its Sublicensees, Third Party Suppliers, Contractors or CRO) without use of or reference to the other Party’s Confidential Information as demonstrated by documented evidence prepared by the receiving Party contemporaneously with such independent development; or

8.1.5 was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

8.2 Authorized Use and Disclosure. Without limiting Durect’s rights under Section 4.2.4, each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement; (ii) to the extent such disclosure is reasonably necessary for the Prosecution and Maintenance of Patents (including applications therefor) in accordance with this Agreement but with

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

prior written consent of the disclosing Party, which consent shall not be unreasonably withheld, conditioned or delayed, complying with the terms of agreements with Third Parties, prosecuting or defending litigation, complying with applicable governmental regulations, (iii) filing for, conducting preclinical or clinical trials, obtaining and maintaining regulatory approvals (including Marketing Approvals) for Product(s) under this Agreement, or otherwise required by Applicable Law or the rules of a recognized stock exchange, provided, however, that if a Party is required by Law or stock exchange to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (iv) in communication with existing and potential Sublicensees, Third Party Suppliers, Third Party Contractors, investors, acquirers, consultants, advisors (including financial advisors, lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions and a written agreement substantially equivalent to those of this Agreement; or (v) to the extent mutually agreed to by the Parties in writing. Notwithstanding the foregoing, either Party may disclose the other Party’s Confidential Information to a contract research organization (the “CRO”) to which such Party outsources any research and/or development of the Products permitted hereunder, provided, in each case, that (a) any such CRO agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 8 for a reasonable period of time, [* * *], and such Party shall be responsible for the acts and omissions of such CRO with respect thereto, and (b) such Party will only disclose such Confidential Information to CRO as is reasonably necessary for CRO to conduct such research and/or development of the Products.

8.3 Prior Agreement. This Agreement supersedes Section 9 of the Feasibility Evaluation Agreement with respect to Confidential Information (as such term is defined in the Feasibility Evaluation Agreement) disclosed thereunder. All such Confidential Information disclosed or provided by or on behalf of Durect to Santen or its Affiliates under the Feasibility Evaluation Agreement shall be deemed Confidential Information of Durect (subject to the exceptions set forth herein) and shall be subject to Santen’s confidentiality obligations under this Article 8. All such Confidential Information disclosed by or on behalf of Santen to Durect or its Affiliates under the Feasibility Evaluation Agreement shall be deemed Confidential Information of Santen (subject to the exceptions set forth herein) and shall be subject to Durect’s confidentiality obligations under this Article 8.

8.4 Scientific Publications. Each Party shall submit to the other Party any proposed publication or public disclosure containing clinical or scientific results relating to Product for the Field at least [* * *] in advance to allow that Party to review such proposed publication or disclosure. The reviewing Party shall notify the requesting Party in writing within [* * *] from the day receiving such submission by the other Party if the reviewing Party wishes to (i) remove its Confidential Information from such proposed publication or presentation, in which event the reviewing Party shall remove such Confidential Information from its proposed publication or presentation; or (ii) request a reasonable delay in publication or presentation in order to protect patentable information, in which event the requesting Party shall delay the publication or presentation for a period of no more than [* * *] to enable patent applications to be filed in

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

accordance with Section 7.2 protecting inventions disclosed in such publication or presentation. For clarity, if the reviewing Party fails to notify the requesting Party during the [* * *] reviewing period as provided under this Section 8.4, the requesting Party shall be free to proceed with the proposed publication or presentation.

8.5 Publicity.

8.5.1 Confidential Terms. Each Party agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except to advisors (including consultants, financial advisors, attorneys and accountants), potential and existing investors and acquirers, and others (including [* * *] in the case of Santen, its potential and actual Sublicensees) on a need to know basis [* * *], in each case under circumstances that reasonably protect the confidentiality thereof, or to the extent necessary to comply with the terms of agreements with Third Parties, or to the extent required by Applicable Law, including securities laws. Notwithstanding the foregoing, each Party may issue a mutually agreed press release to announce the execution of this Agreement, which is attached hereto as Exhibit 8.5.1; thereafter, Durect and Santen may each disclose to Third Parties the information contained in such press release without the need for further approval by the other.

8.5.2 Publicity and Public Disclosure Review. The Parties acknowledge (i) the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding Product for the Field and other activities in connection with this Agreement, and (ii) disclosures may be required by Applicable Law and the rules of a recognized stock exchange, and each Party may make such disclosures from time to time with the written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. Such disclosures may include achievement of significant events in the Development (including regulatory process and occurrence of Development Milestone Events) or Commercialization of Product for the Field hereunder. Unless otherwise requested by Durect, Santen shall indicate that Durect is the owner and licensor of the Durect Technology in each public disclosure issued by Santen regarding Product. When a Party elects to make any such public disclosure under this Section 8.5.2, it will give the other Party reasonable notice to review and comment on such statement, it being understood that if the reviewing Party does not notify the requesting Party in writing within a [* * *] period or such shorter period if required by Applicable Law of any reasonable objections, as contemplated in this Section 8.5.2, such disclosure shall be deemed approved, and in any event the reviewing Party shall work diligently and reasonably to agree on the text of any proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of applicable Regulatory Authorities (including the FDA) and the need to keep investors and others informed regarding the requesting Party’s business, including as required by the rules of a recognized stock exchange. Accordingly, the reviewing Party shall not withhold, condition or delay its approval of a proposed disclosure that complies with such principles.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

9.1 Santen Representations and Warranties. Santen represents and warrants to Durect that, as of the Effective Date, and covenants to Durect, as follows:

9.1.1 it is duly organized and validly existing under the Applicable Laws of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

9.1.2 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

9.1.3 this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law;

9.1.4 it has not granted, and shall not grant during the Term, any right to any Third Party which would conflict with the rights granted to Durect hereunder; and

9.1.5 it is not aware of any action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement.

9.2 Durect’s Warranties and Covenants. Durect represents and warrants to Santen that, as of the Effective Date, and covenants to Santen, as follows:

9.2.1 it is duly organized and validly existing under the Applicable Laws of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

9.2.2 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

9.2.3 this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law;

9.2.4 it is not aware of any action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement;

9.2.5 [* * *]

9.2.6 [* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

9.2.7 except [* * *], as of the Effective Date, [* * *];

9.2.8 except [* * *], to its actual knowledge as of the Effective Date, [* * *]; and

9.2.9 except [* * *], to its actual knowledge as of the Effective Date, [* * *].

9.3 Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 9, DURECT AND SANTEN EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE LICENSED TECHNOLOGY), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

9.4 Indemnification.

9.4.1 Indemnification by Durect. Durect hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Santen and its Affiliates, and its and their agents, directors, officers and employees (the “Santen Indemnitees”) from and against any liability or expense (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) against any Santen Indemnitee arising out of (i) a breach of any of Durect’s representations, warranties or covenants under Section 9.2, (ii) exercise of the licenses and rights granted hereunder, by or under authority of Durect pursuant to Section 3.1.3, (iii) the gross negligence or intentional misconduct of any Durect Indemnitee, or (iv) material breach of this Agreement by any Durect Indemnitee. Durect’s obligation to Indemnify the Santen Indemnitees pursuant to this Section 9.4.1 shall not apply to the extent that any such Losses (a) arise from the gross negligence or intentional misconduct of any Santen Indemnitee; (b) arise from any breach by Santen of this Agreement; or (c) are Losses for which Santen is obligated to Indemnify the Durect Indemnitees pursuant to Section 9.4.2.

9.4.2 Indemnification by Santen. Santen hereby agrees to Indemnify Durect and its Affiliates, and its and their agents, directors, officers and employees (the “Durect Indemnitees”) from and against any and all Losses resulting from Third-Party Claims against any Durect Indemnitees arising out of: (i) a breach of any of Santen’s representations, warranties or covenants under Section 9.1, (ii) the Development, Commercialization or other exploitation of Product or other exercise of the licenses and rights granted hereunder by or under authority of Santen, (iii) the gross negligence or intentional misconduct of any Santen Indemnitee, or (iv) material breach of this Agreement by any Santen Indemnitee. Santen’s obligation to Indemnify the Durect Indemnitees pursuant to this Section 9.4.2 shall not apply to the extent that any such Losses (a) arise from the gross negligence or intentional misconduct of any Durect Indemnitee; (b) arise from any breach by Durect of this Agreement; or (c) are Losses for which Durect is obligated to Indemnify the Santen Indemnitees pursuant to Section 9.4.1.

9.4.3 Procedure. To be eligible to be Indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Section 9.4 and the exclusive ability to defend (with the

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld, conditioned or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party, provided that the indemnifying Party shall have no obligations with respect to any Losses resulting from the indemnified Party’s admission, settlement or other communication without the prior written consent of the indemnifying Party.

9.5 Insurance. Each Party shall obtain and maintain, during the Term and for [* * *] thereafter, reasonable insurance (or self-insurance), including commercial general liability insurance, worker’s compensation insurance and product liability insurance, at levels consistent with industry standards based upon such Party’s activities hereunder and indemnification obligations hereunder. Each Party shall furnish to the other Party on request certificates issued by the insurance company setting forth the amount of the liability insurance (or evidence of self-insurance).

9.6 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, OTHER THAN BY REASON OF A BREACH OF ARTICLE 8 ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT (WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY) FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES; PROVIDED HOWEVER THAT NOTHING IN THIS SECTION 9.6 SHALL BE DEEMED TO LIMIT THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY UNDER SECTION 9.4 ABOVE TO THE EXTENT A THIRD PARTY RECOVERS ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES FROM AN INDEMNITEE.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 10, shall continue in full force and effect on a country-by-country basis until the earlier of (i) Santen has no remaining royalty payment obligations pursuant to Section 6.3 in such country, or (ii) Santen has no remaining royalty payment obligations pursuant to Section 6.3 in all Major Markets [* * *] (the “Term”). For clarity, in each case of (i) and (ii), no royalty payment shall be due pursuant to Section 6.3 and the Term shall not be extended in the event that [* * *] on a country-by-country basis. Upon such expiration with respect to a country, the license granted to Santen in Section 3.1 shall become [* * *] in such country.

10.2 Termination by Santen

10.2.1 Termination without Cause. Santen shall have the right to terminate this Agreement in its entirety upon [* * *] prior written notice to Durect [* * *] and upon [* * *] prior written notice to Durect [* * *]. [* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

10.3 Termination by Durect

10.3.1 Termination for Patent Challenge. If Santen or any of its Affiliates or Sublicensees challenges under any court action or proceeding, or before any patent office, the validity, patentability, enforceability, scope or non-infringement of any Durect Patent, or initiates a reexamination of any Durect Patent, or assists any Third Party to conduct any of the foregoing activities (each, a “Challenge”), Durect will have the right to [* * *] terminate this Agreement. [* * *].

10.4 Termination by either Party

10.4.1 Termination for Material Breach. Either Party may terminate this Agreement in its entirety in the event the other Party materially breaches this Agreement, and such breach shall have continued for [* * *] after notice thereof was provided to the breaching Party by the non-breaching Party. Any such termination shall become effective at the end of such [* * *] period unless the breaching Party has cured any such breach prior to the expiration of the [* * *] period.

10.4.2 Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [* * *] of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

10.5 General Effects of Expiration or Termination.

10.5.1 Reversion of Rights. Upon termination but not expiration of this Agreement, all rights and licenses granted by Durect to Santen under this Agreement shall revert back to Durect. For clarity upon expiration, but not early termination, the license granted in Section 3.1 shall survive as set forth in Section 10.1.

10.5.2 Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

10.5.3 Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

10.5.4 General Survival. Articles 1, 8, 10, 11 and 12 and Sections 4.2.4 (only with respect to [* * *]), 6.5, 6.6, 7.1.1, 7.1.2, 7.1.3 (in case of expiration), 7.2.4, 7.3 (solely with respect to Joint Patents), 7.4.2, 7.4.3 (solely with respect to Joint Patents), 7.4.4 (solely with respect to Joint Patents), 7.4.5 (solely with respect to Joint Patents), 9.3, 9.4, 9.5 (for the period provided therein) and 9.6 shall survive expiration or termination of this Agreement for any reason. [* * *]. Except as otherwise provided in this Article 10, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

10.6 Additional Effects of Certain Terminations due to cause by Santen. If this Agreement is terminated by Santen pursuant to Section 10.2.1 or terminated by Durect pursuant to Sections 10.3 or 10.4 then:

10.6.1 Commercialization. Santen and its Affiliates and Sublicensees shall cease to distribute and sell Product in each country of the Territory in which Santen is then distributing and selling within a period requested not to exceed [* * *] from the effective date of such expiration or termination (the “Agreement Wind-Down Period”). Notwithstanding any other provision of this Agreement, during this Agreement Wind-Down Period, Santen’s, its Affiliates’ and its Sublicensees’ rights with respect to Product (including the licenses granted under Section 3.1) shall be non-exclusive, and Durect shall have the right to engage one or more other partner(s) or distributor(s) of Product in all or part of the Territory [* * *]. The Product sold by Santen or its Affiliates or Sublicensees during this Agreement Wind-Down Period shall be subject to royalties [* * *]. After the Agreement Wind-Down Period, Santen and its Affiliates and Sublicensees shall not sell Product or make any representation regarding their status as a licensee of or distributor for Durect for Product, and shall dispose the remaining inventory of the Product [* * *].

10.6.2 [* * *]. [* * *].

10.6.3 [* * *]. [* * *].

10.6.4 Sublicensees. In the event that Santen terminates this Agreement, all sublicenses granted by Santen whether to Affiliates or Third Parties shall terminate. In the event that Durect terminates this Agreement pursuant to Sections 10.3 or 10.4, then, any sublicense granted by Santen to a Sublicensee pursuant to this Agreement will remain in effect and shall survive, at such Sublicensee’s election, in accordance with this Agreement to the extent [* * *], provided that: [* * *].

10.6.5 Santen, its Affiliates and Sublicensees shall not challenge Durect’s ownership of, or the validity of, Durect Trademark for [* * *] after the term of this Agreement.

10.6.6 Costs and Expenses. Except as expressly provided herein, [* * *].

10.6.7 Exclusivity. Section 3.3 shall continue to apply [* * *] for [* * *] after the effective date of such termination.

10.7 Additional Effects of Certain Terminations due to cause by Durect. [* * *].

10.8 Termination Press Releases. In the event of termination of this Agreement for any reason, the Parties shall cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and shall not, except to the extent required by Applicable Law or the rules of a recognized stock exchange, disclose such information without the prior approval of the other

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Party, such approval not to be unreasonably withheld, conditioned or delayed. To the extent possible under the situation, the terminating Party shall provide the non-terminating Party with a draft of any such public disclosure it intends to issue [* * *] in advance and with the opportunity to review and comment on such statement, it being understood that if the non-terminating Party does not notify the terminating Party in writing within such [* * *] period (or such shorter period if required by Applicable Law or the rules of a recognized stock exchange) of any reasonable objections, such disclosure shall be deemed approved, and in any event the Parties shall work diligently and reasonably to agree on the text of any such proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions to such news and the need to keep investors and others informed regarding the Parties’ business and other activities. Accordingly in such situation, the non-terminating Party shall not withhold, condition or delay its approval of a proposed disclosure that complies with such principles.

10.9 Additional Effects of Expiration of this Agreement. Upon expiration but not termination of this Agreement, [* * *].

ARTICLE 11

DISPUTE RESOLUTION

11.1 Disputes. If the Parties are unable to resolve any dispute or other matter arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Chief Executive Officers (or their executive officer level designees) of the Parties for attempted resolution by good faith negotiations within [* * *] after such notice is received. In such event, each Party shall cause its Chief Executive Officers(or such designees) to meet (face-to-face or by teleconference) and be available to attempt to resolve such issue. If the Parties should resolve such dispute or claim under this Section 11.1, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the dispute.

11.2 Arbitration. In the event that the Parties are unable to resolve any such matter pursuant to Section 11.1, then either Party may initiate arbitration pursuant to this Section 11.2. Any arbitration under this Section 11.2 shall be conducted by International Chamber of Commerce (the “ICC”) in [* * *] by three arbitrators in accordance with the Rules of Arbitration of the ICC rules. The costs of such arbitration shall be [* * *].

11.3 Injunctive Relief. Notwithstanding the provisions of Section 11.2, each Party acknowledges and agrees that, due to the unique and valuable nature of the other Party’s proprietary information and materials, there may be no adequate remedy at law for a breach by such Party of the provisions of this Agreement, that any such may breach may result in irreparable harm to the other Party for which monetary damages would be inadequate to compensate such Party and that the other Party shall have the right, in addition to any other rights available under applicable law, to seek from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such Party under such provisions, without the necessity of posting any bond or security.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 12

MISCELLANEOUS

12.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of [* * *], without reference to conflicts of laws principles.

12.2 Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, to an Affiliate of such Party or an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale, operation of law or otherwise), and agrees in writing to be bound by the terms and conditions of this Agreement. No assignment or transfer of this Agreement shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties. Except as expressly provided in this Section 12.2, any attempted assignment or transfer of this Agreement shall be null and void.

12.3 Consequences of Bankruptcy. The Parties acknowledge and agree that all rights and licenses now or hereafter granted under or pursuant to any Section of this Agreement are rights to “intellectual property” as defined in Section 101(35A) of Title 11 of the United States Code. Each Party may elect to retain and may fully exercise all of its rights and elections under Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”). The Parties further agree that in the event of the commencement of a bankruptcy proceeding during the Term by or against a Party under the Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. The Parties further agree that in the event of a commencement of a bankruptcy proceeding under the Bankruptcy Laws, this Agreement is rejected or not assumed as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all information necessary for such other Party to exercise and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. Section 365(n) and the terms of this Section 12.3 shall apply and shall be enforced in and by every court, tribunal, arbitrator, regulatory body or official resolving disputes between the Parties with respect to rights in intellectual property, whether such court, tribunal, arbitrator, regulatory body or official is located in the U.S. or in any other nation or jurisdiction.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

12.4 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or [* * *] after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within [* * *] after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

If to Durect, addressed to:	Durect Corporation
10260 Bubb Road
Cupertino, CA 95014
United States
Attention: Legal Department
Telephone: (408) 777-3577
Facsimile: (408) 777-1417

With a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
United States
Attention: Ian B. Edvalson, Esq.
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

If to Santen, addressed to:	Santen Pharmaceutical Co., Ltd.
4-20, Ofuka-cho, Kita-ku, Osaka 530-8552
Japan
Attention: Head of Global Business Development
Telephone: [* * *]
E-mail: [* * *]

With a copy to:	Santen Pharmaceutical Co., Ltd.
4-20, Ofuka-cho, Kita-ku, Osaka 530-8552
Japan
Attention: [* * *]
Telephone: [* * *]
E-mail: [* * *]

12.5 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

12.6 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. If a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon [* * *] prior written notice to the asserting Party, unless such assertion is eliminated and cured within such [* * *] period. If such termination is by Durect, it shall be deemed a termination under Section 10.2, and if such termination is by Santen, it shall be deemed a termination under Section 10.3 by reason of a breach by Durect.

12.7 Entire Agreement/Modification. This Agreement, including its Exhibits, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior agreements and understandings between the Parties including the Feasibility Evaluation Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

12.8 Relationship of the Parties. The Parties agree that the relationship of Durect and Santen established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

12.9 Force Majeure. Except with respect to payment of money, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party. The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than [* * *], the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

12.10 Compliance with Laws/Other. Notwithstanding anything to the contrary contained herein, all rights and obligations of Durect and Santen are subject to prior compliance with, and each Party shall comply with, all Applicable Laws, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions. In addition, each Party shall conduct its activities under the Collaboration in accordance with good scientific and business practices.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

12.11 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

[The remainder of this page intentionally left blank; the signature page follows.]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

DURECT CORPORATION		SANTEN PHARMACEUTICAL CO., LTD.

By:	/s/ James E. Brown	By:	/s/ Akira Kurokawa
Name:	James E. Brown	Name:	Akira Kurokawa
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

List of Exhibits:

[* * *]

Exhibit 1.45: Santen Technology (Patents)

Exhibit 4.2.1: Development Plan Outline

Exhibit 4.3: Durect Trademark

Exhibit 6.3.4: Payment Reports

Exhibit 8.5.1: Press Release

[* * *]

[Signature Page to License Agreement]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT 1.44

SANTEN TECHNOLOGY (PATENTS)

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT 4.2.1

DEVELOPMENT PLAN OUTLINE

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT 4.3

DURECT TRADEMARK

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT 6.3.4

PAYMENT REPORTS

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT 8.5.1

PRESS RELEASE

[To be completed and attached]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[* * *]